FAM SERIES FUND, INC.

MERCURY LOW DURATION PORTFOLIO

SERIES #13

FILE # 811-3091

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
1/10/2006	Oracle Corp. 4.81% 1/13/09	1,500,000,000	120,000

Citigroup Global Marektss

JP Morgan

Wachovia Capital Mkts

Banc of America Securities

Credit Suisse First Boston

Deutsche Bank

Merrill Lynch

Morgan Stanley

Bear, Stearns & Co.

HSBC

KeyBanc Capital

LaSalle Financial

Lehman Brothers

Wells Fargo

Daiwa Securities SMBC Europe Limited

Mitsubishi UFJ Securities Inter.

Mizuho International

2/14/2006	Cisco Systems 3% 2/20/09	3,000,000,000	30,000	Citigroup JP Morgan Merrill Lynch Morgan Stanley Banc of America Deutsche Bank Goldman Barclays Credit Suisse HSBC Securities Lehman Brothers UBS Securities Wachovia Capital Wells Fargo